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                                                                 EXHIBIT 23.5


                    CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of Amendment No. 2 to the Registration Statement on Form S-4 of Gentle Dental Service Corporation of our report for the year ended December 31, 1996 dated February 28, 1997 appearing on page F-16. We also consent to the incorporation by reference in the Prospectus constituting part of Amendment No. 2 to the Registration Statement on Form S-4 of Gentle Dental Service Corporation of our report dated February 6, 1998, except for Note 5 which is as of February 28, 1998, relating to the balance sheet of Dedicated Dental Systems, Inc. as of December 31, 1997 and the related statements of income and retained earnings and cash flows for the year ended December 31, 1997, and of our report dated February 6, 1998, except for Note 5 which is as of February 28, 1998, relating to the combined balance sheets of California Dental Practice Management Company and Related Dental Offices as of December 31, 1996 and 1997, and related combined statements of operations, changes in capital and cash flows for the years ended December 31, 1996 and 1997, appearing on pages F-5 and F-17, respectively, of Gentle Dental Service Corporation's Form 8-K/A Amendment No. 1 dated October 14, 1998. We also consent to the references to us in the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Financial Data."

/s/ PricewaterhouseCoopers LLP

Portland, Oregon
January 26, 1999